Exhibit 2.3

AMENDMENT NO. 1 TO THE STOCK PURCHASE AGREEMENT BETWEEN UTG, INC. AND CERTAIN INDIVIDUAL SHAREHOLDERS OF ACAP CORPORATION
DATED AUGUST 7, 2006

September 6, 2006

This is an amendment to that Stock Purchase Agreement between UTG, Inc. and certain individual shareholders of Acap Corporation dated August 7, 2006 (“Agreement”).  Terms defined in the Agreement are applicable to this amendment.

For good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, UTG and the Sellers agree as follows:

            Section 3.5 of the Agreement is hereby amended in its entirety to read as follows:

3.5    Purchase Price and Payment.  The purchase price of each of the shares of Acap Common Stock to be purchased from Sellers and accepted by Purchaser at Closing shall be NINE THOUSAND FIVE HUNDRED AND SEVENTY ONE ($9,571) per share of Acap Common Stock (the “Per Share Purchase Price”).    The purchase price of each of the shares of Acap Common Stock to be purchased and accepted by Purchaser pursuant to the Acap Stock Put Options shall be equal to the Per Share Purchase Price, and no more.  All payments to be made by Purchaser shall be in the form of immediately available funds.

            Section 4 of the Acap Stock Put Option is hereby amended to be consistent with the above amendment to Section 3.5 of the Agreement, and the Addendum to the Stock Purchase Agreement is hereby amended to refer to the Stock Purchase Agreement, dated August 7, 2006, as amended by this Amendment No. 1 thereto.

            Purchaser agrees that it has concluded its due diligence investigation as provided in Section 6.3 of the Agreement, that in consideration of the above amendment of Section 3.5, and the Acap Stock Put Option, Purchaser agrees that none of the conditions that have been identified in notices that have been delivered to Sellers pursuant to Section 7.3.1 of the Agreement are objectionable under Section 9.11, and Purchaser has no knowledge at this time of any condition that would prevent the Closing based on a failure to satisfy the condition set forth in Section 9.11 of the Agreement.

IN WITNESS WHEREOF, the Parties have duly executed this Amendment No. 1, and made delivery thereof in the manner permitted by the Agreement, as of September 6, 2006.

UTG, Inc., PURCHASER:                                                SELLERS:

_____________________________                   ___________________________________
     Theodore C. Miller                                                       William F. Guest
Senior Vice President
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                               John D. Cornett